EXHIBIT 99.1

HSN, Inc. Acquires Chasing Fireflies

ST. PETERSBURG, Fla., April 2, 2012 (GLOBE NEWSWIRE) -- Interactive multichannel retailer HSN, Inc. (Nasdaq:HSNI) announced today that it has acquired Chasing Fireflies LLC, a leading direct to consumer premium children's and family lifestyle brand, through HSNI's operating segment, Cornerstone Brands. The acquisition allows HSNI to participate in a fast-growing business with unique and proprietary products, strong customer loyalty and high digital penetration.

"We are excited about the opportunity to partner with the innovative team at Chasing Fireflies as we build and diversify our interactive, direct to consumer portfolio of content driven lifestyle businesses. This acquisition will leverage Cornerstone's strong infrastructure, customer file and digital platform to drive additional growth for the brand," said Mindy Grossman, CEO of HSNI.

Co-Founders of Chasing Fireflies, Dina Alhadeff, Amy Grealish and Lori Liddle stated collectively, "We are delighted to join HSNI where we can further accelerate the growth in our business. Our entrepreneurial spirit complements HSNI's culture of driving innovation, creating differentiated brands and content and leveraging multichannel customer experiences to reach new levels of performance."

The co-founders of Chasing Fireflies will continue to run the business and oversee day-to-day operations from their office in Seattle, WA, while working closely with the Cornerstone team, led by CEO Mark Ethier, to drive growth.

Chasing Fireflies generated net sales of approximately $39 million in fiscal 2011. HSNI expects this acquisition to be accretive to earnings in the current fiscal year.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 19 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

About Chasing Fireflies, LLC

Founded in 2006, by three co-founders, Chasing Fireflies is a leading children's and family lifestyle brand offering keepsake-quality apparel, gifts, accessories, and unique treasures through both digital commerce and traditional catalog sales channels. Chasing Fireflies has rapidly developed a market reputation as the go-to provider for premium, differentiated, unique and novel children's clothing, costumes, and celebration categories. Chasing Fireflies' mission is to "charm, surprise, and delight" by taking the customer on a treasure hunt within its vast merchandise offering.

Forward Looking Statement

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the continued impact of the current macroeconomic environment on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to improve the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

CONTACT: HSN, Inc. Contacts
         Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net